Exhibit 5.1

[Commercial Law Group, P.C. Letterhead]

March 31, 2008

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:            Chesapeake Energy Corporation;
March, 2008 Common Stock Offering

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the offer and sale by the Company of up to 23,000,000 shares of the Company's common stock, par value $.01 per share (the “Offered Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that the Offered Shares will be sold in compliance with applicable federal and state securities laws.

Based on the foregoing, we are of the opinion that the Offered Shares have been duly authorized and, when issued and paid for as contemplated by the Underwriting Agreement dated March 27, 2008 among the Company and the underwriters named in the Schedule A thereto will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the use of our name in the prospectus forming part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

COMMERCIAL LAW GROUP, P.C.